EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Citigroup Inc.:

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement of Citigroup Inc. of our reports dated January 26, 1998 relating to the consolidated statement of financial position of Travelers Group Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which reports are incorporated by reference or included in the 1997 Annual Report on Form 10-K/A-1 of Travelers Group Inc. incorporated herein by reference.


/s/ KPMG Peat Marwick LLP

New York, New York
October 8, 1998